Exhibit 4.7.1

Schedule to Powers of Attorney

No.	Name of Signing Parties
1	Tianjin Baijia Chengzhang Cloud Software Technology Partnership Enterprise (limited partnership)
2	Huatu Hongyang Investment Co., Ltd.
3	Beijing Guoke Dingzhi Equity Investment Center (limited partnership)
4	Guiyang Fuwu Waibao and Hujiao Chanye Chuangye Investment Fund Co., Ltd.
5	Jiaxing Chuangbo Investment Partnership Enterprise (limited partnership)
6	Jiaxing Jiechuang Investment Partnership Enterprise (limited partnership)
7	Jinhua Yijia Enterprise Management Partnership Enterprise (limited partnership)
8	MA Cuilan (ID number: 610104193905046125)
9	Nanjing Bangsheng Juyuan Investment Management Partnership Enterprise (limited partnership)
10	Nanjing Shilian Technology Co., Ltd.
11	Ningbo Xiangmu Investment Management Partnership Enterprise (limited partnership)
12	Ronghe Investment Management Co., Ltd.
13	Sanya Caixi Yihao Private Equity Investment Fund Partnership Enterprise (limited partnership)
14	Shanghai Jinpu Technology Entrepreneurship Equity Investment Fund Partnership Enterprise (limited partnership)
15	Shanghai Jinpu Lingang Intelligence Technology Equity Investment Fund Partnership Enterprise (limited partnership)
16	Shenzhen Qianhai Qinglan Boguan Entrepreneurship Investment Management Center (limited partnership)
17	Shenzhen Caizhi Chuangying Private Equity Investment Enterprise (limited partnership)
18	Shenzhen Dachen Chuanghong Private Equity Investment Enterprise (limited partnership)
19	Suzhou Bangsheng Yingxin Entrepreneurship Investment Enterprise (limited partnership)
20	Tianjin Baijiahao Cloud Software Technology Partnership Enterprise (limited partnership)
21	Tibet Rongshun Enterprise Management Consulting Partnership Enterprise (limited partnership)
22	Chongqing Shuimu Chengde Culture Industry Equity Investment Fund Partnership Enterprise (limited partnership)